As filed with the Securities and Exchange Commission on December 12, 2013

Registration No. 333-191811

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TetraLogic Pharmaceuticals Corporation

(Exact name of registrant as specified in its charter)

Delaware	2834	42-1604756
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

343 Phoenixville Pike

Malvern, PA 19355

(610) 889-9900

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

J. Kevin Buchi

President and Chief Executive Officer

TetraLogic Pharmaceuticals Corporation

343 Phoenixville Pike

Malvern, PA 19355

(610) 889-9900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey P. Libson, Esq. Steven J. Abrams, Esq. Brian Korn, Esq. Pepper Hamilton LLP 3000 Two Logan Square 18th and Arch Streets Philadelphia, PA 19103 (215) 981-4000	Brent B. Siler, Esq. Andrew S. Williamson, Esq. Brian F. Leaf, Esq. Cooley LLP 11951 Freedom Drive Reston, VA 20190 (703) 456-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-191811

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-191811), initially filed by the Registrant on October 18, 2013 and declared effective by the Securities and Exchange Commission on December 11, 2013. The Registrant is filing this Post-Effective Amendment No. 1 pursuant to 462(d) for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(A)  Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

5.1	Opinion of Pepper Hamilton LLP

23.1	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

24.1**	Powers of Attorney (included in the Registrant’s Registration Statement on Form S-1 (File No. 333-191811) filed with the Commission on October 18, 2013)

**  Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Malvern, Commonwealth of Pennsylvania, on December 11, 2013.

TETRALOGIC PHARMACEUTICALS CORPORATION

By:	/s/ J. Kevin Buchi
J. Kevin Buchi
President, Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ J. Kevin Buchi	President, Chief Executive Officer (Principal Executive Officer) and Director	December 11, 2013
J. Kevin Buchi

/s/ Pete A. Meyers	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 11, 2013
Pete A. Meyers

*
Andrew Pecora, M.D.	Chairman, Board of Directors	December 11, 2013

*
Brenda Gavin, D.V.M.	Director	December 11, 2013

*
John M. Gill	Director	December 11, 2013

*
Douglas E. Onsi	Director	December 11, 2013

*
Douglas Reed, M.D.	Director	December 11, 2013

*
Paul J. Scmitt	Director	December 11, 2013

*
Michael Steinmetz, Ph.D.	Director	December 11, 2013

*
James N. Woody, M.D., Ph.D.	Director	December 11, 2013

* By:	/s/ J. Kevin Buchi
J. Kevin Buchi, as Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

5.1	Opinion of Pepper Hamilton LLP

23.1	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

24.1**	Powers of Attorney (included in the Registrant’s Registration Statement on Form S-1 (File No. 333-191811) filed with the Commission on October 18, 2013)

**  Previously filed.